Exhibit 23.2

CONSENT

We have issued our report s dated March 15, 2002, accompanying the consolidated financial statements and schedule included in the Annual Report of Flanders Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation of said reports in the Registration Statement of Flanders Corporation and Subsidiaries on Form S-8 (File No. 333-31667, effective July 21, 1997).

/s/ GRANT THORNTON LLP

Salt Lake City, Utah

March 14, 2003